Exhibit M

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF DESIGNATION
OF

SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK
OF
BLOOM ENERGY CORPORATION

Pursuant to Section 242 of the
General Corporation Law of

the State of Delaware

Bloom Energy Corporation (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), DOES HEREBY CERTIFY:

FIRST: Section 6.1 of the Certificate of Designation of Series B Redeemable Convertible Preferred Stock is amended and restated in its entirety as follows:

“6.1 Redemption upon Election by the Holders of Series B Preferred Stock. Shares of Series B Preferred Stock shall be redeemable upon the election of the holder or holders of the Series B Preferred Stock at the Original Issue Price per share multiplied by the number of shares to be redeemed (the “Redemption Price”). The Redemption Price shall be payable in one installment, commencing on a date (the “Redemption Date”) not less than sixty (60) days after and not more than ninety (90) days after the holder(s) of Series B Preferred Stock deliver written notice of the redemption to the Corporation (the “Redemption Notice”); provided that the holders of Series B Preferred Stock shall not send the Redemption Notice until four (4) months have passed from the Original Issue Date. The delivery of the Redemption Notice shall be irrevocable and shall state (i) the number of shares of Series B Preferred Stock to be redeemed on the Redemption Date; (ii) the Redemption Date; (iii) the Redemption Price; and (iv) that the holder(s) are to surrender to the Corporation, in the manner and at the place designated, such holder’s book-entry interests representing shares of Series B Preferred Stock to be redeemed.”

SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Section 103 and 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on behalf of the Corporation by the undersigned authorized officer this 18th day of April, 2023.

Bloom Energy Corporation

By:	/s/ Gregory Cameron
Name:	Gregory Cameron
Title:	President and Chief Financial Officer

[Signature Page to Amendment to Certificate of Designation]